                                                             Commission File No.

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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

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                                    FORM 8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                            GROUP 1 AUTOMOTIVE, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                          76-0506313
(State of incorporation or organization)                     (I.R.S. Employer
                                                             Identification No.)

         950 ECHO LANE, SUITE 350
         HOUSTON, TEXAS                                             77024
(Address of principal executive offices)                          (Zip Code)

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                          Securities to be registered
                     pursuant to Section 12(b) of the Act:

                     Common Stock, par value $.01 per share
   Rights to Purchase Junior Participating Preferred Stock, par value $.01 per share
                                (Title of Class)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instructions A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

                          Securities to be registered
                     pursuant to Section 12(g) of the Act:

                                      None

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The class of securities to be registered hereby is the Common Stock, par value $.01 per share (the "Common Stock") of Group 1 Automotive, Inc., a Delaware corporation (the "Company") and Rights to Purchase Junior Participating Preferred Stock, par value $.01 per share (the "Rights")

         For a description of the Common Stock and the Rights, see the information set forth under the caption "Description of Capital Stock" in the Prospectus contained in the Registration Statement on Form S-1 (Registration No. 333-29893, as amended, initially filed by the Company on June 24, 1997, which is incorporated herein by reference. Such description is set forth in
Exhibit 4 to this Registration Statement.

ITEM 2.   EXHIBITS.

         Unless otherwise indicated, the following exhibits have been filed with the New York Stock Exchange only:

         1.      Restated Certificate of Incorporation of the Company

         2.      Bylaws of the Company

         3.      Form of Common Stock Certificate

         4. Copy of the information set forth under the caption "Description of Capital Stock" in the Prospectus that is included in the Company's Registration Statement on Form S-1, as amended (Registration No. 333-29893).

         5. Rights Agreement, dated as of October 3, 1997, between the Company, ChaseMellon Shareholder Services, L.L.C., as Rights Agent, specifying their terms of the Rights, which includes the form of Certificate of Designation of Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the form of the Summary of Rights to Purchase Preferred Shares. as Exhibit C.

         6. Form of Certificate of Designation of Junior Participating Preferred Stock (included as Exhibit A to the Rights Agreement filed as Exhibit 5 hereto) setting forth the terms of the Junior Participating Preferred Stock, par value $.01 per share.

         7. Form or Right Certificate (included as Exhibit B to the Rights Agreement filed as Exhibit 5 hereto). Pursuant to the Rights Agreement, printed Right Certificates will not be delivered until as soon as practicable after the Distribution Date.

         8. Form of Summary of Rights to Purchase Preferred Shares (included as Exhibit C to the Rights Agreement filed as Exhibit 5 hereto) which, together with certificates representing the outstanding Common Stock of the Company, shall represent the Rights prior to the Distribution Date.

                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        GROUP 1 AUTOMOTIVE, INC.



                                        By /s/ B.B. HOLLINGSWORTH, JR.
                                           -----------------------------------
                                        Name:   B.B. Hollingsworth, Jr.
                                        Title:  Chairman, President and Chief
                                                Executive Officer


Date:  October 7, 1997





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